CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), dated as of this 1st day of July, 2016 (the “Effective Date”), is by and between F. Diaz-Mitoma Medicine Professional Corporation (Ontario corporation number 002356634) having an address ********* (“Consultant”), and Variation Biotechnologies Inc., a Canadian incorporated company (the “Company” or “VBI”) having an address of 310 Hunt Club Road East, Ottawa, Ontario K1V 1C1.

WHEREAS, the Company desires that Consultant provide certain services to the Company, and Consultant desires to provide such services to the Company, as set forth and subject to the terms and conditions herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.       Term; Termination.

(a)       Term. This Agreement shall be in effect beginning on the Effective Date and, unless terminated earlier pursuant to the provisions of this Section 1, shall continue until December 31, 2016 (the “Term”). This Agreement may be renewed any number of times, with or without a short interruption in continuity of Services (as defined below), by written notice from the Company which is accepted by signature of the Consultant.

(b)       Right to Terminate at any Time. Either party may terminate this Agreement for any reason at any time upon five (5) days’ prior written notice to the other party.

(c)       Right to Terminate Upon Certain Events. This Agreement may be immediately terminated (i) by the Company, if Consultant breaches or threatens to breach any term or provision of this Agreement and such breach, if of a type which is curable, remains uncured for a period of five (5) days following receipt of written notice from the Company describing the alleged violation in reasonable detail, or (ii) by Consultant, if the Company breaches any term or provision of this Agreement and such breach remains uncured for a period of fifteen (15) days following receipt of written notice from Consultant describing the alleged violation in reasonable detail.

(d)       Incurable Breach. For the avoidance of doubt, the following actions by Consultant shall not be curable in connection with Section 1(c)(i), above:

(i)       Breach of any obligations set forth in Sections 7-10, 12 or 13 of this Agreement;

(ii)       Breach of any fiduciary duty or legal or contractual obligation in connection with his performance of the Services (as defined in Section 3, below);

(iii)       Engaging in any act or any omission which is injurious to the Company or its reputation financially or otherwise including, without limitation, gross negligence, willful misconduct, fraud, embezzlement, acts of dishonesty, or a conflict of interest relating to the affairs of the Company or any of its subsidiaries or affiliates;

(iv)       Conviction of or entering of a plea of nolo contendere to (x) any misdemeanor relating to the affairs of the Company or any of its subsidiaries or affiliates; or (y) any felony or indictable offence; or

(v)       Engaging in any violation of any federal, state, provincial or foreign securities laws.

(e)       Effects of Termination. If Consultant terminates this Agreement due to the Company’s material breach or if the Company terminates this Agreement for convenience, Consultant shall not be obligated to provide any further Services after the effective date of termination. The Company shall pay to Consultant the full fee for any Services provided up to the effective date of termination in addition to any other costs for which Consultant has the right to reimbursement. Consultant shall provide any completed and/or uncompleted Deliverables to the Company. If the Company terminates this Agreement due to Consultant’s material breach, Consultant shall immediately cease the provision of Services upon receipt of the notice of such termination. The Company shall not be obligated to: (i) pay fees for any Services provided by Consultant after receipt of the notice of termination, or (ii) reimburse any costs incurred Consultant after the receipt of the notice of termination. Consultant shall provide any completed and/or uncompleted Deliverables to the Company.

2.       Field of Agreement. Consultant shall serve the Company within the following areas (the “Field”): i) evaluation of Hepatitis B, glioblastoma and CMV vaccines, including clinical, CMC, and regulatory aspects and development plans:

(a)       Consultant shall offer opinions and analyze data with regard the Field

(b)       Consultant will provide written reports to the Company when requested, relating to the Business of the Company (as defined below). For purposes of this Agreement, the term “Business of the Company” means the research, development or commercialization of vaccines for infectious disease affecting humans or animals.

3.       Consulting Services. The Consultant shall provide the Company with the consulting services (the “Services”) set out below, reporting initially to the CEO, Jeff Baxter. The Consultant shall carry out the Services to the best of his abilities and in a prudent and business like manner for the benefit of the Company:

(a)	Discussing developments in the Field at mutually agreeable times with Company employees or persons as may be designated by the Company;

(b)	Consultant will provide technical services relating to the completion of the tasks and assistance described in Appendix A; and

(c)	Conduct such projects in the Field as may from time to time be specifically agreed to in writing by Consultant and the Company within an agreed timeframe.

Nothing herein shall be construed to:

(i)       restrict or limit Consultant’s right to perform duties as an employee, consultant or advisor to any company, hospital, academic institution or other not for-profit government or scientific research organization; or

(ii)       grant to the Company any license under any patent or patent application not expressly assigned or assignable to the Company in accordance herewith.

4.       Time and Place of Performance of the Consulting Services. Consultant agrees to provide the Services to the Company during the Term, at mutually agreeable times. The Services shall be provided at such locations as may be required by the Company (either off-site or at Company premises).

5.      Payment for Consulting Services.

(a)        Consideration. As consideration for the Services, the Company shall pay Consultant a fee of $40,000.00 per month (plus any HST or GST payable).

(b)        Invoicing. The Consultant shall submit invoices to the Company on a monthly basis, within fifteen (15) days of the last business day of each month. This Agreement shall govern all invoices submitted by Consultant to the Company and no terms appearing on invoices shall serve to modify or add to the terms of this Agreement.

(c)       Expenses. Company agrees to reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in the course of provision of the Services in accordance with the Company’s expense policy. Any expenses which are eligible for reimbursement hereunder shall be paid upon submission of an Expense Statement in the form provided by the Company, supported by appropriate documentation.

(d) Performance Incentives. Commencing on or before August 1, 2016, each of Company and Consultant agree to commence negotiating the terms of a performance incentive for Consultant. Should the Parties reach an agreement on the incentive, the terms of the incentive will be described in writing, signed by both Parties and attached hereto as Appendix A and shall thereafter form part of this Agreement.

6.       Independent-Contractor Relationship. The parties expressly understand and agree that Consultant’s status in relation to the Company throughout the Term will be that of an independent contractor, and that neither this Agreement nor the Services to be rendered hereunder by Consultant will for any purpose whatsoever create an employment relationship between the parties. As an independent contractor, Consultant shall not be entitled to receive any vacation pay, overtime pay or severance pay from the Company. The Consultant will have exclusive responsibility for payment of all federal and provincial income taxes or other taxes, such as GST, applicable to the compensation to be provided to the Consultant hereunder by the Company as well as the exclusive responsibility to pay any other assessments and/or contributions that may required in respect to Consultant’s provision of the Services, including, but not limited to, any applicable employment insurance legislation, pension legislation, health benefits legislation, workers’ compensation legislation, or any other mandatory withholdings that may be applicable to the Services. Consultant acknowledges that the Consultant will not receive any employee benefits from the Company, and that, as an independent contractor, he will have exclusive responsibility to obtain and make payment for health insurance, life insurance, and any other benefits that the Consultant wishes to receive. Further, Consultant agrees that, except as specifically authorized by the Company, Consultant will not seek to bind the Company under any contract or other obligation.

7.       Manuscripts by Consultant. Consultant agrees to submit to the Company a copy of an early draft of any manuscript to be published by Consultant, solely or in coauthorship with others, containing information developed in the performance of any project undertaken in accordance with Paragraph 2(b) above, at least thirty (30) days prior to the submission thereof for publication, and to delay submission thereof upon written notice from the Company to allow the Company to perfect its interest in any patentable subject matter disclosed therein. In no event shall submission for publication be delayed more than sixty (60) days.

8.       Inventions. All Intellectual Property Rights created by Consultant in the performance of the Services, including all right, title and interest (and all Intellectual Property Rights) in any reports, specifications, analyses, printouts, samples, or other materials prepared by Consultant in the performance of the Services described herein shall be the property of the Company exclusively and shall, to the extent requested in writing by the Company, be maintained in confidence by Consultant. Company acknowledges that Consultant shall retain rights to proprietary tools and methods used by Consultant in providing the Services and developed without reference to the Confidential Information and that are not new methods developed in relation to the Field. Consultant hereby assigns to the Company or any person or organization designated in writing by the Company, at no additional consideration other than the consideration for this Agreement, all of Consultant’s rights, title and interest in any inventions or other proprietary information in the Field that are made solely or jointly with others in the performance of the Services of Consultant to the Company under this Agreement (collectively, “Inventions”). Consultant shall execute, acknowledge and deliver to the Company all such further papers including applications for patents that may be reasonably necessary to enable the Company to publish or protect any Inventions, which are the property of the Company by patent or otherwise, in any and all countries, and to vest title to any Inventions in the Company, and shall render, at the Company’s expense including reasonable compensation for Consultant’s time involved, such assistance as the Company may reasonably require in any Patent and Trademark Office proceeding or litigation involving any Inventions.

Consultant does also hereby waive her moral rights in the Deliverables in favor of Company including, without limitation, the right to restrain or claim damages for any distortion, mutilation or other modification of the Deliverables or any part thereof, the right to be associated with the Deliverables and the right to restrain use of any reproduction of the Deliverables in any context. Consultant agrees that if Company is unable because of Consultant’s unavailability or incapacity, or for any other reason, to secure Consultant’s signature to apply for or pursue any application for any patents, copyright or other intellectual property right registrations covering the Deliverables, then Consultant hereby irrevocably designates and appoints Company and its duly authorized agents and officers as its agent and attorney in fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property right registrations therein with the same legal force and effect as if executed by Consultant. For the purposes of this Agreement, “Intellectual Property Rights” means all rights in any invention, discovery, improvement, utility model, patent, copyright, trademark, industrial design or mask work right, and all rights of whatsoever nature in computer software and data, Confidential Information, trade secrets and know-how, and all intangible rights and privileges of a nature similar to any of the foregoing, in every case in any part of the world whether or not registered, and including all rights (current and future) in any applications and granted registrations for any of the foregoing rights.

Any Inventions made or developed, either solely or jointly with others, prior to or after the date of this Agreement that Consultant believes is not within the scope of this Agreement should be set forth on Appendix B hereto (“Prior Inventions”). In addition, Company hereby acknowledges and agrees that any improvements, whether or not patentable, to any Prior Inventions made during the Term or thereafter without reference to the Confidential Information are also not within the scope of this Agreement. If Consultant uses any Prior Invention in the course of the providing of the Services under this Agreement or otherwise on behalf of the Company, Consultant hereby grants the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and use any such Prior Invention. If Appendix B is not completed or is blank, Consultant represents that no such Prior Inventions exist as of the date of this Agreement.

9.       Confidential Information. Any reports, documents, data, memoranda, materials or other information disclosed to Consultant relating to the activities of the Company, whether or not identified in writing at the time of delivery to Consultant by the Company as having a trade secret or confidential status (“Confidential Information”), are solely the property of the Company and shall be returned to the Company promptly upon the termination of this Agreement. Consultant shall not during the Term or at any time thereafter disclose any Confidential Information to others or use Confidential Information for commercial benefit of Consultant or others. The term Confidential Information as used herein shall not include any reports, documents, data, memoranda, materials or other information which: (a) were available to the public on the Effective Date or thereafter becomes so available through no breach of this Agreement by Consultant; (b) were in Consultant’s possession at the time of its disclosure to him by the Company; (c) were acquired by Consultant from any person entitled to make disclosure to Consultant, unless such person was directed by the Company to reveal such information on a confidential basis only; (d) were developed by Consultant or on his behalf independently of information received from the Company, as shown by written records; (e) must be disclosed to protect personal safety or prevent imminent harm to the public; or (f) Consultant is obligated to produce, pursuant to an order of a court of competent jurisdiction or a valid subpoena; provided, that Consultant shall promptly notify the Company of such court order or subpoena and reasonably cooperate with the Company’s efforts to contest or limit the scope of such order or subpoena.

10.       Non-solicitation. Consultant agrees that, during the Term, and for one year thereafter, Consultant will not, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, stockholder (except as a stockholder owning less than one percent (1%) of the shares of a corporation whose shares are traded on a national securities exchange), partner, member, or other owner or participant in any business entity other than the Company:

(a)       solicit, employ, hire, endeavor to entice away from the Company, or offer employment or any consulting arrangement to, any person or entity who is, or was within the one-year period immediately prior thereto, employed by, or a consultant to, the Company; or

(b)       solicit or endeavor to entice away from the Company any person or entity who is, or was within the one-year period immediately prior thereto, a customer or client of, supplier to, or other party having a business relationship with the Company.

11.       Remedies. Without limiting the remedies available to the Company, Consultant acknowledges that a breach of any of the covenants contained in Sections 7 - 10 herein may result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a preliminary injunction and a permanent injunction restraining Consultant from engaging in any activities prohibited by any of Sections 7 - 10 herein or such other equitable relief as may be required to enforce specifically any of the covenants of Sections 7 - 10 herein. For purposes of Sections 7 - 11 of this Agreement, the term “Company” shall include the Company and each of its subsidiaries and affiliated companies, and their respective successors and assigns.

12.       No Conflicting Agreements. Consultant represents and warrants that: (a) the Services shall be provided and/or performed in a professional and highly skilled manner that adheres to standards not less than those generally accepted in the industry; (b) Consultant shall not knowingly include in the Deliverables any subject matter whose use or other exploitation infringes upon or misappropriates the rights of any third party or any Intellectual Property Rights; and (c) Consultant is not a party to or bound by any confidentiality, non-competition, non-solicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of his Services under this Agreement.

13.       Public Relations. Consultant will not originate any publicity, news release or other public announcement, written or oral, relating to this Agreement without the Company’s prior written consent. Consultant’s name shall not be used by the Company in any advertising, promotional or sales literature, or other publicity without the prior written approval of Consultant.

14.       Severability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent permitted by applicable law.

18.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. For the purpose of any litigation arising under this agreement, the Company and the Consultant each submit to the exclusive jurisdiction of the courts of Ontario.

19.       Amendments and Waivers. This Agreement may be amended or modified only by a written instrument signed by the Company and Consultant. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

20.       Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of Consultant and his heirs, executors and administrators, and the Company and its successors and assigns. Any assignment of this Agreement by the Company shall not be considered a termination of this Agreement.

21.       Entire Agreement. This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating hereto and to Consultant’s relationship with the Company.

22.       Counterparts. This Agreement may be executed in two counterparts, including counterpart signature pages or counterpart facsimile signature pages, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

23.       Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

24.       Survival. The provisions of Sections 7 through 13 of this Agreement shall survive the termination or expiration of this Agreement and any renewals thereof, and shall continue thereafter in full force and effect in accordance with their terms.

(Signature page follows.)

This Agreement has been executed and delivered as of the date first above written.

COMPANY:

VARIATION BIOTECHNOLOGIES INC.

By:	/s/ Jeff Baxter
Name:	Jeff Baxter
Title:	Chief Executive Officer

CONSULTANT:

F. Diaz-Mitoma Medicine Professional Corporation (Ontario corporation number 002356634)

By:	/s/ Francisco Diaz-Mitoma
Name:	Dr. Francisco Diaz-Mitoma,
Title:	President

Appendix A – Tasks and Assistance

Summary of tasks and assistance to be provided:

[ ]	Assess current status of Sci-B-Vac clinical data package, with particular focus on safety data and data available in electronic format (suitable for regulatory submission)

[ ]	Compile clinical data package, identifying key gaps and plans to address them, suitable for presentation to regulatory authorities and potential partners

[ ]	Support efforts (review data and manage progress) to develop new analytical and clinical assays needed to support phase III testing of Sci-B-Vac

[ ]	Working with members of VBI and consultants, prioritize, review data, and manage progress of CMC-related efforts necessary to support phase III testing of Sci-B-Vac

[ ]	Working with members of VBI and consultants to support phase one trials of CMV and glioblastoma vaccines

Appendix B

Prior Inventions

Mucosal adjuvants and immune response amplification using bacterial proteoliposomes to design and manufacture vaccines against addiction substances and infectious agents

In vitro diagnostic methods to detect infectious diseases using immune dominant epitopes in solid phase to trap antibodies in body fluids

A novel wearable diagnostic device to draw blood and perform tests in human or animal body fluids

Personalized medicament dispensing system and method, and dispenser therefor. U.S. Provisional Application filed under serial no. 62/325,537